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ASSETS PURCHASE AGREEMENT

          AGREEMENT, dated as of April 30, 1995, by and among BUFFALO AIR HANDLING COMPANY, a Delaware corporation ("Buyer" or "Buffalo") and a wholly owned subsidiary of Ampco-Pittsburgh Corporation, a Pennsylvania corporation ("Ampco"), AMPCO-PITTSBURGH SECURITIES III CORPORATION, a Delaware corporation ("Buyer IP") and a wholly owned sub-sidiary of Ampco, and THE HOWDEN FAN COMPANY, a Delaware corporation ("Seller"). As used herein, unless the context otherwise requires, references to Buyer shall include Buyer and Buyer IP.

PRELIMINARY STATEMENT
          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller's interest in all of the assets and operations of Seller relating to the business conducted by the Buffalo Air Handling Division of Seller (the "Division"), all upon the terms and subject to the conditions hereinafter set forth.
          Accordingly, the parties hereto agree as follows:

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ARTICLE 1

SALE AND PURCHASE OF DIVISION
          1.1  Assets to be Sold.  At the Closing (as described
and defined in Section 2.2), Seller shall sell, assign, transfer and deliver (a) to Buffalo all of the assets, properties, rights and business of Seller relating solely to the Division of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller or the Division including books, records and documents located in Buffalo, New York which will be made available to Buyer as required by Buyer (excluding the assets set forth in
Section 1.1(b)), including, without limitation:
               (i)  those assets, properties and rights
reflected on the Closing Balance Sheet (as defined in Section 8.2) or otherwise referred to in this Agreement or any Schedule hereto;
               (ii) all raw materials, components, work-in-
process, finished products, packing materials and supplies owned by Seller as of the Closing and used in or relating solely to the Division;
               (iii) all of the accounts receivable relating solely to the Division;
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               (iv) all of the contracts, leases, purchase
orders, agreements, instruments, commitments and other documents listed on Schedule 1.1 ("Assumed Contracts");
               (v) Seller's lists of customers and suppliers and all lists of names, addresses, businesses and files used in or relating solely to the Division;
               (vi) all of the permits and licenses relating to
the Division;
               (vii)     the books and records of Seller
relating to the Division;
               (viii)    all real property, whether owned or
leased, and improvements thereon used in or relating to the
Division, including, without limitation, the assembling plant of the Division located in Amherst, Virginia (the "Principal
Premises"); and
          (b) to Buyer IP, all of Seller's intellectual property relating solely to the Division of every type and description, including, without limitation:
               (i) all of Seller's rights with respect to the trademarks, trade names, service marks, copyrights, patents and applications therefor used solely in the business of the Division;
               (ii)  Seller's right to use the name "Buffalo Air
Handling"; and
               (iii) all product designs and conceptual designs of Seller used in or relating solely to the Division.
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          All of the foregoing assets, properties, rights and
business relating to the Division set forth in Sections 1.1(a) and 1.1(b) are hereinafter sometimes collectively referred to as the "Purchased Assets."
          In confirmation of the foregoing sale, assignment and transfer of the Purchased Assets, at the Closing, Seller shall execute and deliver (A) to Buffalo a Bill of Sale in the form of Exhibit A, general quit-claim deed or deeds necessary to vest in or confirm to Buyer all of Seller's interest in the real property relating to the Division, and such specific assignments as may be necessary or appropriate to assign any Assumed Contracts, permits and licenses and (B) to Buyer IP, an Assignment of Intellectual Property in the form of Exhibit B.
          1.2 Excluded Assets. There shall be excluded from the Purchased Assets all assets of Seller not used solely in connection with the Division, including, without limitation, rights to fan designs (except as set forth in the Supply Agreement attached hereto as Exhibit F) and all cash on hand and in depository accounts.
          1.3  Liabilities Assumed by Buyer.  In partial payment
of the Purchase Price (as defined in Section 2.1), Buyer shall assume, as of the Effective Time, all liabilities and obligations of Seller, whether known or unknown, contingent or actual, relating solely to the Division to the extent existing at the Effective Time (excluding Non-Assumed Liabilities (as defined in Section 1.4)), including, without limitation:
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          (i)       all liabilities and obligations of Seller
reflected on the Closing Balance Sheet or otherwise referred to in this Agreement or any Schedule hereto;
          (ii)      all liabilities and obligations reflected
on the Closing Balance Sheet or arising after the Effective Time under Assumed Contracts;
          (iii)     all liabilities and obligations in the
ordinary course of the Division's business without violation of the provisions of this Agreement;
          (iv)      all liabilities and obligations of Seller
with respect to the Division assumed or undertaken by Seller from the Balance Sheet Date through the Effective Time included on the
Closing Balance Sheet in accordance with the Principles (as defined in Section 3.4); and
          (v)       all liabilities and obligations described
on Schedule 1.3.
          All of the foregoing liabilities of Seller to be
assumed by Buyer pursuant to this Agreement are hereinafter
sometimes collectively referred to as the "Assumed Liabilities." In confirmation of the foregoing assumption, Buyer shall execute and deliver to Seller at the Closing an Instrument of Assumption in the form of Exhibit C.
          1.4 Liabilities Not Assumed by Buyer. Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume the following:
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               (i)  any liability or obligation of Seller
arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including without limitation on the foregoing, any tax liability so arising;
               (ii) any intercompany liability of Seller or any liability or obligation of Seller or any consolidated group of which Seller is a member for any foreign, federal, state, county or local taxes, or any interest or penalties thereon, accrued for, applicable to or arising from any period ending on or prior to the Effective Time;
               (iii) any liability or obligation of Seller arising out of or in connection with the "at-will" employment agreements with salaried employees of the Division (the "At-Will Employment Contracts");
               (iv) any liability or obligation of Seller under COBRA or the Worker Adjustment and Retraining Notification Act, as amended; and
               (v) any liability or obligation of Seller that is not a liability or obligation solely of the Division.
          All of the liabilities of Seller not to be assumed by Buyer pursuant to this Agreement are hereinafter sometimes collectively referred to as the "Non-Assumed Liabilities."

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ARTICLE 2

PURCHASE PRICE; CLOSING
          2.1 Purchase Price. Subject to adjustment in accordance with Section 8.3, the aggregate purchase price for the Division (the "Purchase Price") shall be an amount equal to
(i) $11,150,000 (the "Cash Portion"), of which $8,150,000 shall be paid by Buffalo to Seller and $3,000,000 by Buyer IP to Seller, and
(ii) the aggregate amount of the Assumed Liabilities at the Effective Time. At the Closing, Buffalo and Buyer IP shall deliver to Seller the Cash Portion of the Purchase Price in cash, by wire transfer of immediately available funds to an account designated by Seller.
          2.2 Closing. The closing of the sale and purchase of the Division (the "Closing") will take place at the offices of Ampco-Pittsburgh Corporation, 600 Grant Street, Suite 4600, Pittsburgh, Pennsylvania, on April 30, 1995, effective as of 11:59 p.m., local time (the "Effective Time").
          2.3 Apportionment. The Closing Balance Sheet shall include provisions for the usual and customary closing adjustments with respect to the conveyance of real property at the Closing and the usual adjustments relating to the Purchased Assets and Assumed Liabilities as of the Effective Time, including provisions for prepaid lease payments, security deposits, rents, real estate taxes, local improvements charges, assessments (special and ordinary), sewer impost charges, utility charges, monthly

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maintenance charges, rebates and royalties, deposits and prepaid expenses with any public utility or any municipal, governmental or other public authority, and any other ongoing charges, all such payments, taxes and charges to be apportioned and adjusted as of the Effective Time.
          2.4 Bulk Sales Law. Buyer hereby waives compliance by Seller with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
          2.5 Transfer Taxes. The Purchase Price shall be exclusive of any sales, transfer, excise or use taxes thereon, and Seller and Buyer shall share on an equal basis all applicable state and local sales, transfer, excise, value added, use or other similar taxes and all recording and filing fees, that are payable by reason of the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby.
          2.6 Further Assurances of Transfer. At any time and from time to time after the Closing, at Buyer's request and without further consideration, Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Buyer may reasonably request, more effectively to transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the

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Purchased Assets, to put Buyer in actual possession and operating control of the Division, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:
          3.1 Due Incorporation and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted.
          3.2 Qualification. Seller is duly qualified or otherwise authorized as a foreign corporation to transact the business of the Division and is in good standing in each jurisdiction set forth on Schedule 3.2, which are the only jurisdictions in which such qualification or authorization is required by law and in which the failure so to qualify or be authorized could have a material adverse effect on the properties, business, prospects, results of operations and financial condition of the Division (collectively, the "Condition of the Division").

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          3.3  Authority to Execute and Perform Agreement.
Seller has the full legal right and power and all authority and approvals required to execute and deliver this Agreement and to per-

form fully its obligations hereunder and, as applicable, to consummate the sale and purchase of the Division and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable in accordance with its terms.
          3.4 Financial Statements. To the knowledge of Seller, the unaudited balance sheet of the Division as of March 31, 1995 and the related statements of income, retained earnings and changes in financial position for the eleven months then ended, including the footnotes thereto, which have been delivered to Buyer, fairly present the financial position of the Division as at such date and the results of operations of the Division for such period, in accordance with Seller's internal accounting policies (the "Principles"). The March 31, 1995 balance sheet is sometimes herein called the "Balance Sheet" and March 31, 1995 is sometimes herein called the "Balance Sheet Date."
          3.5  No Material Adverse Change.  Since the Balance
Sheet Date, there has been no material adverse change in the Condition of the Division, and Seller does not know of any such change that is threatened, nor has there been any damage, destruction or loss that could have or has had a material adverse effect on the Condition of the Division, whether or not covered by insurance.

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          3.6  Compliance with Laws.  To the knowledge of Seller
(except with respect to the Love Container (Buckingham Landfill) EPA matter of which Seller is fully aware), Seller is not in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies"), including, without limitation, (i) regulations and requirements of the Occupational Safety and Health Administration or (ii) Laws relating to pollution or protection of the environment (the legal requirements referred to in clauses (i) and (ii) above being sometimes herein called the "Safety and Environmental Laws"), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollu-tants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and Seller or the Division has not received notice that any such violation is being or may be alleged. To the knowledge of Seller, the operations of the Division prior to the

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Effective Time and the condition of the properties of the Division prior to the Effective Time will not result in any obligation or liability pursuant to any Orders or Laws which could have a material adverse effect on the Condition of the Division.
          3.7 Permits. To the knowledge of Seller, Seller has all licenses, permits, orders or approvals of, and has made all required registrations with, any Governmental Body that are material to the conduct of the business of the Division (collec-tively, "Permits"), including, without limitation, all Permits relating to compliance with Safety and Environmental Laws. All Permits are listed on Schedule 3.7 and are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit.
          3.8 No Breach. The execution, delivery and perfor-mance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Seller;
(ii) require Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 3.8 (the "Required Consents"); (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse

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of time or both constitute) a default (by way of substitution, novation or otherwise) under, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") to which Seller is a party or by or to which it or any of its properties may be bound or subject, or result in the creation of any lien or other encumbrance upon the properties of Seller pursuant to the terms of any such Contract; (iv) violate any Order of any Governmental Body against, or binding upon, Seller or upon its securities, properties or business; (v) violate any Law of any Governmental Body; or
(vi) violate or result in the revocation, suspension or material modification of any Permit.
          3.9  Claims and Proceedings.  Except as set forth on
Schedule 3.9, to the knowledge of Seller there are no actions, suits, claims or legal, administrative or arbitral proceedings or investi-gations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, threatened, against or involving Seller or any of its properties, in each case, with respect to the Division. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.9 have been timely and duly given and, except as set forth on Schedule 3.9, no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim. Except as set forth on Schedule 3.9, to the knowledge of Seller there are no,

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and there exists no basis for, (i) product liability Claims against or involving the Division or any product manufactured, marketed or distributed at any time by the Division ("PL Claims"),
(ii) employment-related Claims arising under any Benefit Plan (as defined in Section 3.12) or contractual arrangement of any kind or nature implemented or agreed to by Seller and based on events occurring, services rendered or expenses incurred prior to the Effective Time, (iii) with respect to the employment of any person during any period prior to the Effective Time, employment-related Claims for wages (except for accrued compensation payable in the ordinary payroll cycle), severance, workers' compensation based on claims incurred prior to the Effective Time, bonus or other similar benefit for the portion of the calendar year prior to the Effective Time or under the Federal Occupational Safety and Health Act of 1970, as amended, (iv) employment-related Claims arising out of discrimination or harassment, based on events occurring prior to the Effective Time, or (v) Claims of any kind or nature relating to violations of the Safety and Environmental Laws attributable to the ownership or operation of the Division by Seller or its affiliates prior to the Effective Time or to events that have occurred, or conditions that existed, prior to the Effective Time.
          3.10 Operations of the Division.  Except as set forth on
Schedule 3.10, since the Balance Sheet Date Seller has operated the business of the Division in the ordinary course and has not with respect to the Division:
             (i)    incurred any indebtedness for borrowed
money;

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             (ii)   waived any material right under any Assumed
Contract;
             (iii)  made any loan or advance to any of its
officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;
             (iv) except for inventory sold or scrapped in the ordinary course of business, sold, abandoned or made any other disposition of any of its properties or made any acquisition of all or any part of the properties, capital stock or business of any other person;
             (v) paid, directly or indirectly, any of its liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;
             (vi) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Assumed Contract;
             (vii) changed any of its practices with respect to intergroup loans, dividends payable and other intercompany balances; or
                (viii) engaged in any other material transaction other than in the ordinary course of business.

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          3.11 Due Diligence.  Seller has made available to Buyer
and its authorized representatives all information, documents, contracts, instruments, certificates, statements and any other materials whatsoever that are responsive to the Due Diligence
Request Checkt set forth in Exhibit D.
          3.12   Employee Benefit Plans.
                (a) Except as set forth on Schedule 3.12, there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA")), under which the Division has or in the future could have any liability ("Benefit Plans"). Except as set forth on Schedule 3.12, no Benefit Plan is a "multiple employer plan" (within the meaning of Section 413 of the Code) or a "multiemployer plan" or a "multi-employer plan."
                (b) With respect to each Benefit Plan (where applicable), Seller has delivered to Buyer complete and accurate copies of: (i) all plan texts and agreements; (ii) all summary plan descriptions and summaries of material modifications thereof; (iii) the most recent annual report; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the Internal Revenue Service;
and (vi) the most recent actuarial valuation; provided, however, that with respect to those Benefit Plans which are multi-employer plans as defined in Section 3(37) of ERISA, Seller has only delivered

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to Buyer plan texts and agreements, summary plan descriptions and summaries of material modifications.
                (c) As of the most recent valuation date, the present value of accrued benefit liabilities (as defined in ERISA section 4001(a)(16) determined by using actuarial assumptions used for the most recent actuarial valuation) does not exceed the fair market value of the assets of such plan as of the most recent valuation date.
          3.13 Brokers. No broker, investment banker, financial advisor or similar person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:
          4.1 Due Incorporation and Qualification. Buyer and Buyer IP are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being and as

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heretofore conducted.  Buyer and Buyer IP are qualified to transact business and are in good standing in each jurisdiction in which the nature of their business or location of their properties requires such qualification.
          4.2 Authority to Execute and Perform Agreement. Buyer and Buyer IP have the full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully their respective obligations hereunder and, as applicable, to consummate the sale and purchase of the Division and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Buyer IP and is a valid and binding obligation of Buyer and Buyer IP enforceable in accordance with its terms. Except as set forth on Schedule 4.2, the execution, delivery and performance by Buyer and Buyer IP of this Agreement and the performance by Buyer and Buyer IP of this Agreement in accordance with its terms will not (i) require Buyer or Buyer IP to obtain any consent, approval or action of, or make any filing with or give any notice to any Governmental Body or any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, the Certificate of Incorporation or By-laws of Buyer, Buyer IP or Ampco, any Law or Order of any Governmental
Body applicable to Buyer, Buyer IP or Ampco, or any Contract to which Buyer, Buyer IP or Ampco is a party

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or by or to which Buyer, Buyer IP or Ampco or any of their properties are bound or subject; or (iii) result in the creation of any lien or other encumbrance on any of the properties of Buyer, Buyer IP or Ampco.
          4.3 Brokers. No broker, investment banker, financial advisor or similar person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS AND AGREEMENTS
          5.1 Corporate Examinations and Investigations. Prior to the Effective Time, Seller agrees that Buyer shall be entitled, through its employees and representatives, including, without limitation, its counsel, Paul, Weiss, Rifkind, Wharton & Garrison, and its accountants, Price Waterhouse, to make such investigation of the properties, businesses and operations of the Division, and such examination of the books, records and financial condition of the Division, as it wishes. Any such investigation and examination shall be conducted at reasonable times during normal business hours and under reasonable circumstances, and Seller shall cooperate fully therein. In order that Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the affairs of the Division, Seller shall make available to the representatives of Buyer during such period all such information and copies of such documents

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concerning the affairs of the Division as such representatives may reasonably request, shall permit the representatives of Buyer access to the properties of the Division and all parts thereof and shall cause their officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such repre-sentatives in connection with such review and examination. If this Agreement terminates, (i) Buyer shall keep confidential and shall not use in any manner any information or documents obtained from the Seller and/or Division concerning the Division's properties, business and operations, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by Buyer independently of any investigation of the Division, and (ii) any documents obtained from the Division and all copies thereof shall, upon request of Seller, be returned.
          5.2 Publicity. Except as otherwise required by applicable law, the parties to this Agreement agree that no pub-licity release or announcement concerning the transactions contemplated hereby shall be issued by any party without the advance consent of the other party to this Agreement.
          5.3 Use of Names. From and after the Effective Time, Seller shall (A) cease to use the name listed in Section 1.1(b)(ii) and (B) change the corporate name of any subsidiary or affiliate under the control of Seller in which the name "Buffalo Air Handling" appears, to a name in which the name "Buffalo Air Handling" does not appear.

          5.4 Howden Computer. Seller agrees that Buyer may continue to utilize the computer systems located in Buffalo, New
York that are currently being used by the Division, at a monthly charge of $2,500 following the Effective Time through April 30, 1996, and at a monthly charge of $3,500 thereafter until the arrangement is terminated by the mutual agreement of Buyer and Seller or such other time on thirty (30) days notice by Buyer to Seller. Such payments shall be made on the last day of each month.
          5.5 Sweeping of Bank Accounts. The parties to this Agreement agree that Seller shall be permitted to zero out or cash sweep the bank accounts of the Division as of the Effective Time and transfer such funds to Seller. All checks arising out of, or relating to, Division Business which have been written and remain outstanding as of the Effective Time shall be the responsibility of Seller and shall not be assumed by Buyer.
          5.6 Intercompany Balances. All intercompany balances as of the Effective Time will not be considered as part of the net worth of the Division.
          5.7  Tax Reporting and Allocation of Consideration.
               (a)  Seller and Buyer acknowledge and agree
that (i) Seller will be responsible for and will perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any employee of the Division in connection with operating the Division Business prior to the Effective Time and (ii) Buyer will be responsible for and will perform all

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tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee in connection with operating the Division Business after the Effective Time.
               (b)  Buyer and Seller recognize their mutual
obligations pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns. Accordingly, Buyer and Seller agree to
(i) provide for the allocation of the tax purchase price among the Purchased Assets within a reasonable period following the Effective Time consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns. Unless otherwise prohibited by law, all federal, state and local income tax returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to this Section 5.7(b).
          5.8 Expenses. Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, and no part of Seller's expenses shall be chargeable to, or paid for, by the Division.

          5.9 Employees. Seller will terminate at the Effective Time all of the At-Will Employment Contracts and Buyer will offer employment to the employees of the Division at substantially similar salaries or wages and on such terms and conditions as Buyer deems appropriate. In addition, Buyer and Seller shall hold meetings with the hourly employees of the Division as necessary to inform those hourly employees that their employment with Seller has terminated, that they are entitled to no further benefits of employment from Seller and that they will be employed by Buyer upon such terms and conditions and with such benefits as Buyer may determine.
          5.10 Unpaid Debts. From and after the Effective Time, Buyer agrees that the proceeds from the unpaid debts set forth on
Schedule 5.10 as collected by Buyer will be promptly delivered to Seller in the form received by Buyer.
          5.11 Further Assurances. Each of Buyer and Seller shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof. Each such party shall use its best commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 6 and 7.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER
TO CLOSE

          The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment prior to the Effective Time of the following conditions, any one or more of which may be waived by it:
          6.1  Representations and Covenants.  The representa-

tions and warranties of Seller contained in this Agreement shall be true as of the Effective Time with the same force and effect as though made as of the Effective Time. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Effective Time. Seller shall have delivered to Buyer a certificate, dated the date of the Closing and signed by the President or Secretary of Seller, to the foregoing effect.
          6.2 Consents and Approvals. All Required Consents shall have been obtained and be in full force and effect, and Buyer shall have been furnished with evidence reasonably satisfactory to it of the granting of such approvals, authorizations and consents.
          6.3  Employment Agreement.  Simultaneously with the
Closing, W. Phelps shall enter into an Employment Agreement with Buyer in form and substance acceptable to Buyer (the "Employment Agreement").

          6.4 Transition Agreement. Simultaneously with the Closing, Buyer and Seller shall enter into a Transition Agreement in the form of Exhibit E.
          6.5  Supply Agreement.  Simultaneously with the
Closing, Buyer and Seller shall enter into a Supply Agreement in the form of Exhibit F.
          6.6 Opinion of Counsel to Seller. Buyer shall have received the opinion of Robinson & Cole, counsel to Seller, dated the date of the Closing, addressed to Buyer, in the form of Exhibit G.
          6.7 Approval of Counsel to Buyer. All actions and proceedings hereunder and all documents required to be delivered by Seller hereunder, and all other related matters, shall have been approved by Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Buyer, as to their form and substance.
          6.8 No Claims. No Claims shall be pending or, to the knowledge of Buyer or Seller threatened, before any Governmental
Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or which has had or may have, in the reasonable judgment of Buyer, a materially adverse effect on the Condition of the Division.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF
SELLER TO CLOSE

          The obligation of Seller to enter into and complete the Closing is subject to the fulfillment prior to the Effective Time of the following conditions, any one or more of which may be waived by it:
          7.1  Representations and Covenants.  The represen-

tations and warranties of Buyer contained in this Agreement shall be true as of the Effective Time with the same force and effect as though made as of the Effective Time. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time. Buyer shall have delivered to Seller a certificate, dated the date of the Closing and signed by the Vice Chairman, Executive Vice President or President of Buyer and Buyer IP, to the foregoing effect.
          7.2 Consents and Approvals. All Required Consents shall have been obtained and be in full force and effect.
          7.3  Transition Agreement.  Simultaneously with the
Closing, Seller and Buyer shall enter into a Transition Agreement in the form of Exhibit E.
          7.4  Supply Agreement.  Simultaneously with the
Closing, Seller and Buyer shall enter into a Supply Agreement in the form of Exhibit F.

          7.5 Opinion of Counsel to Buyer. Seller shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Buyer, dated the date of the Closing, addressed to Seller, in the form of Exhibit H.
          7.6 Approval of Counsel to Seller. All actions and proceedings hereunder and all documents required to be delivered by Buyer hereunder, and all other related matters, shall have been approved by Robinson & Cole, counsel to Seller, as to their form and substance.
          7.7 No Claims. No Claims shall be pending or, to the knowledge of Buyer or Seller threatened, before any Governmental
Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement.

ARTICLE 8

POST-CLOSING MATTERS
          8.1 Net Worth. Seller covenants and agrees that the net worth of the Division, as reflected on the Closing Balance Sheet (as defined in Section 8.2), shall be $8,900,000.
          8.2 Procedures. As soon as practicable following the Closing (but, in any event, not later than June 30, 1995) Buyer shall cause to be prepared and delivered to Seller a balance sheet of the Division as of the Effective Time (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared (i) in accordance with the

Principles and subject to adjustments as set forth in Schedule 8.2 and (ii), at Seller's request, in the presence of a representative of Seller. The Closing Balance Sheet shall become final and binding upon the parties unless Seller gives written notice of its disagreement (a "Notice of Disagreement") to Buyer within ninety
(90) days following receipt thereof. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Balance Sheet shall become final and binding upon the parties on the earlier of
(x) the date the parties hereto resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement and (y) the date any Disputed Matters (as hereinafter defined) are finally resolved in writing by the Arbitrator (as hereinafter defined). Any such Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted; provided, however, that any such disagreement may be based only upon an assertion that the Closing Balance Sheet was not prepared in accordance with the Principles and the adjustments set forth in
Schedule 8.2 or that the Closing Balance Sheet was inaccurate in that it failed to reflect an asset or to reflect a liability or obligation that should have been reflected on such balance sheet. During a period of thirty (30) days following the expiration of the aforesaid ninety (90) day period, the parties shall attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If at the end of such thirty
(30) day period, the parties have failed to reach written agreement with respect to all of such matters, then all such matters as specified in any Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator (the "Arbitrator"), which shall be an accounting firm with a national reputation and having no other relationship with any party hereto or their affiliates during the past five (5) years. The determination of the Arbitrator shall be final and binding on the parties hereto. The identity of the Arbitrator shall be determined mutually by the principal audit partner of Coopers & Lybrand with respect to Seller's financial statements (immediately prior to the Closing) and the principal audit partner of Price Waterhouse with respect to Buyer's financial statements; and if such persons cannot agree as to the identity of the Arbitrator, then each such person shall select one nominee and the Arbitrator shall be chosen by lot. The Arbitrator shall consider only the Disputed Matters and shall be instructed to act promptly to resolve all Disputed Matters, and its decision with respect to all Disputed Matters shall be final and binding upon Buyer and Seller.
The fees and expenses of the Arbitrator with respect to the settlement of all Disputed Matters shall be borne equally by Buyer and Seller. As used herein, the term "Closing Balance Sheet" shall refer to the closing balance sheet in the form in which it becomes final in accordance with the foregoing procedures.

          8.3  Determination and Payment of Post-Closing
Adjustments. If the net worth of the Division as reflected on the Closing Balance Sheet is not $8,900,000, then the aggregate Purchase
Price shall be increased or reduced by an amount equal to the amount by which such net worth is greater or less than $8,900,000, as the case may be. The amount of any such increase or reduction shall be paid by Buyer or Seller to the other party, as the case may be, within two (2) business days of the Closing Balance Sheet becoming final in cash, by wire transfer of immediately available funds to an account designated by payee.
          8.4  Interference with Sales Representatives.
Following the Closing, Buyer and Seller agree that neither Buyer nor Seller or their respective affiliates will interfere or otherwise take action to damage the relationship between Buyer or Seller, as the case may be, on the one hand, and the independent sales representatives utilized by Buyer or Seller, as the case may be, on the other hand, so long as such sales representatives continue to be utilized by Buyer or Seller, as the case may be.
          8.5  Post-Closing Cooperation.  Following the
Effective Time, Seller through its employees and representatives, including, without limitation, its attorneys and accountants, shall cooperate fully with, and be available at reasonable times and under reasonable circumstances to, Buyer, acting through its employees and representatives, including, without limitation, its attorneys and accountants, in connection with (i) the preparation, production and audit of financial statements of Ampco and its affiliates,
(ii) the preparation, production and filing of a Current Report of Ampco on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder, with respect to the acquisition hereunder and with respect to any other reporting obligation to the SEC or any other regulatory agency, and (iii) in connection with any Claims pending or threatened against or involving the Purchased Assets and Assumed Liabilities.
          8.6  Pension Plan Transfer.
               (a)  The Buffalo Forge Company Pension Plan
(the "Pension Plan") covers certain current salaried and hourly employees, retirees and terminated vested employees(and their beneficiaries) of the Division (the "Transferred Employees"). As of the Effective Time, Seller shall amend, or cause to be amended, the Pension Plan to cease all accruals of benefits in respect of the Transferred Employees.
               (b) As of the Effective Time, Seller shall use its best efforts, in accordance with applicable law, to cause to be transferred within 120 days of the Effective Time from the Pension
Plan to the Ampco-Pittsburgh Corporation Retirement Plan (the
"Ampco Plan") (i) all liabilities as of such date for the accrued benefits of the Transferred Employees (the "Accrued Benefit
Amount"), and (ii) cash in an amount equal to the Accrued Benefit
Amount; provided, however, that the Accrued Benefit Amount shall, in no event, be less than the amount required under Section 414(l)1 of the Code. Except as otherwise required under Section 414(l)1 of the Code, the Accrued Benefit Amount shall be determined using: (x) a discount rate of 8-1/4 percent, and (y) such other actuarial assumptions in accordance with FAS 87 and as are used in Seller's
1994 audited financial statements in determining the accumulated benefit obligation. The Accrued Benefit Amount shall be determined as of the Effective Time by the actuary for the Pension Plan;
subject, however, to review by Buyer's actuary for the sole purpose of confirming that the calculation was made in accordance with this
Section 8.6.
               (c) Seller and Buyer agree that for the period from the Effective Time to the date (the "Transfer Date") of the actual transfer of assets provided for under this Section 8.6, the Pension Plan shall be liable for any benefit payment that becomes due to a Transferred Employee under such plan, and that from and after the Transfer Date, the Ampco Plan shall be liable for any benefit payment that becomes due to a Transferred Employee. If benefit payments are made from the Pension Plan to a Transferred Employee, the amount of assets to be transferred from such plan shall be reduced by an amount equal to such benefit payments plus interest thereon at 8 1/4 percent. For the period from the Effective Time to the Transfer Date, the amount of such transfer shall be increased by interest on such amount at 8 1/4 percent. Upon the transfer of cash provided hereunder, Seller shall have no further liability to any Transferred Employee or to Buyer in connection with the Pension Plan or the Ampco Plan.
          8.7  401(k) Plan Transfers.
          (a)  The Buffalo Forge Company Retirement Savings Plan
(the "401(k) Plan") covers certain of the Transferred Employees of the Division. As of the Effective Time, Seller shall effect a partial termination of the 401(k) Plan as it relates to employees of the Division.
          (b) As of the Effective Time, Seller shall cause to be transferred within 120 days of the Effective Time from the 401(k)
Plan to the Ampco-Pittsburgh Corporation Retirement Savings Plan
(the "Ampco Savings Plan") an amount equal to the aggregate amount of all account balances of the employees of the Division. Such assets shall be transferred as soon as practicable after the date the Ampco Savings Plan shall have received all applicable governmental approvals.
          (c) Seller and Buyer agree that for the period from the Effective Time to the Transfer Date of the actual transfer of assets provided for under this Section 8.7, the 401(k) Plan shall be liable for any benefit payment that becomes due to a Transferred Employee under such plan, and that from and after the Transfer Date, the Ampco Savings Plan shall be liable for any benefit payment that becomes due to a Transferred Employee. If benefit payments are made from the 401(k) Plan to a Transferred Employee, the amount of assets to be transferred from such plan shall be reduced by an amount equal to such benefit payments. For the period from the Effective Time to the Transfer Date, the amount of such transfer shall be increased or decreased, as the case may be, to reflect the actual investment experience of such assets. Upon the transfer of cash provided hereunder, Seller shall have no further liability to any Transferred Employee or to Buyer in connection with the 401(k) Plan or the Ampco Savings Plan.

ARTICLE 9

NON-COMPETITION BY SELLER
          9.1 Covenants Against Competition. Seller acknow-ledges that (i) the Division is engaged in the business of manufacturing and marketing air handling equipment (the "Division Business"); (ii) it is one of the limited number of persons engaged in such business; (iii) the Division Business is conducted through-out the United States; (iv) its work for the Division has given it and will continue to give it trade secrets of, and confidential informa-tion concerning, the Division; (v) the agreements and covenants contained in this Article 9 are essential to protect the business and goodwill of the Division, the Purchased Assets and Assumed
Liabilities of which are being acquired by Buyer; and (vi) Buyer would not acquire the Purchased Assets and Assumed Liabilities but for such agreements and covenants. Accordingly, Seller covenants and agrees as follows:

               9.1.1 Non-Compete. For a period of five (5) years following the Closing (the "Restricted Period"), Seller shall not in the United States, directly or indirectly, (i) engage in the Division Business for Seller's own account, other than in the other air handling equipment business conducted by Seller as of the business day following the Closing Date, or (ii) become interested in any person engaged in such activities in any capacity, including, without limitation, as a partner, shareholder, principal, agent, trustee or consultant; provided, however, Seller may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange if Seller is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own five (5) percent or more of any class of securities of such person.
                9.1.2    Confidential Information; Personal
Relationships. Seller promises and agrees that, either during the Restricted Period or at any time thereafter, it will not disclose to any person not employed by the Division or not engaged to render services to the Division, and that it will not use for the benefit of itself or others, any confidential information of the Division obtained by it during its affiliation with the Division or otherwise, including, without limitation, "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans and other personnel data, methods of manufacture, technical processes, designs and design projects, inventions and research projects, and other proprietary information of the Division; provided, however, that this provision shall not preclude Seller from use or disclosure of information known generally to the public (other than information known generally to the public as a result of a violation of this Section 9.1 by Seller), from use or disclosure of information acquired by Seller outside of its affiliation with the Division, from disclosure required by law or court order, or from disclosure appropriate and in the ordinary course of carrying out their affiliation with the Division.
                9.1.3 Property of the Division. All memoranda, notes, lists, records and other documents (and all copies thereof) relating solely to the Division, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Seller, or made available to Seller, are and shall be the property of Buyer, and shall be delivered to Buyer promptly after the Closing or at any other time on request.
                9.1.4 Officers of Buyer. During the Restricted Period and for as long as the non-compete provisions in the Employment Agreement remain in effect, Seller shall not, directly or indirectly, hire or solicit any officer of Buyer or encourage any such officer to leave such employment.

          9.2 Rights and Remedies Upon Breach. If the Seller breaches, or threatens to commit a breach of, any of the provisions of Section 9.1 (the "Restrictive Covenants"), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:
               9.2.1 Specific Performance. The right and remedy to have the Restricted Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
               9.2.2 Accounting. The right and remedy to require Seller to account for and pay over to Buyer, as the case may be, all compensation, profits, monies, accruals, increments or other benef-its derived or received by Seller as the result of any transactions constituting a breach of the Restrictive Covenants.
          9.3 Severability of Covenants. Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
          9.4 Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
          9.5  Enforceability in Jurisdictions.  Buyer and
Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer and Seller that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive
Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties made by Seller in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9, 3.11 and 3.13 and the
representations and warranties made by Buyer in Sections 4.1, 4.2 and 4.3 shall survive the Closing and shall thereafter terminate and expire on the second anniversary of the Effective Time with respect to any unasserted claim based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding relating thereto. All other representations and warranties made by either party herein shall terminate and expire at the Closing.

ARTICLE 11

GENERAL INDEMNIFICATION
          11.1 Obligation of Seller to Indemnify. Subject to the limitations contained in Article 10, Seller agrees to indemnify, defend and hold harmless Buyer (and its directors, officers, employees, affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) ("Losses") based upon, arising out of or otherwise in respect of (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any documents delivered pursuant to this Agreement, (b) any Non-Assumed Liabilities and (c) any PL Claims not disclosed to Buyer on Schedule 3.9; provided, that, with respect to such PL Claims such indemnity shall be limited to those Claims made under Buyer's insurance policy within the period of two (2) years following the Effective Time (regardless of the date that such PL Claims are to be paid; provided, that, such payments are made in accordance with the procedures of such insurance policy), Seller shall indemnify Buyer for $.50 of every $1.00 actually paid by Buyer with respect to such PL Claims up to a maximum of $250,000 to be paid by Seller.
          11.2 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless Seller from and against all Losses based upon, arising out of or otherwise in respect of (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any documents delivered pursuant to this Agreement, (b) any failure by Buyer to satisfy or discharge any of the Assumed Liabilities or to perform under any of the Assumed Contracts or (c) the operations of the Division Business subsequent to the Effective Time.
          11.3 Notice and Opportunity to Defend.
               11.3.1    Notice of Asserted Liability.  Promptly
after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an
"Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party
(or parties) obligated to provide indemnification pursuant to
Section 11.1 or 11.2 (collectively, the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.
               11.3.2    Opportunity to Defend.  The Indemnifying
Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying
Party, in the compromise of, or defense against, such Asserted
Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.
               11.3.3    Disputes with Customers, Distributors,
Sales Agents or Suppliers. Anything in Section 11.3.2 to the contrary notwithstanding, in the case of any Asserted Liability by any supplier, distributor, sales agent or customer of the Division with respect to the business conducted by the Division prior to the Closing in connection with which Buyer may make a claim against Seller for indemnification pursuant to Section 11.1, Buyer shall give a Claims Notice with respect thereto but, unless Buyer and the Indemnifying Party otherwise agree, Buyer shall have the exclusive right at its option to defend, at its own expense, any such matter, subject to the duty of Buyer to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such matter shall be compromised or settled by Buyer without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

ARTICLE 12

MISCELLANEOUS
          12.1 Certain Definitions. (a) As used in this Agreement, the following terms have the following meanings:
                (i) "affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.
                (ii) "knowledge" with respect to Seller means the knowledge of the President and Secretary of Seller and such knowledge as they have obtained through affidavits (in the form of Exhibit H) from the President, Vice President and Controller of the Division; and "knows" has a correlative meaning.
                (iii) "person" means any individual, corpora-tion, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
                (iv) "property" or "properties" means real, personal or mixed property, tangible or intangible.

          (b) The following capitalized terms are defined in the following Sections of this Agreement:



Term                                                    Article or
                                                          Section

Accrued Benefit Amount                                        8.6

Ampco                                                       Preamble

Ampco Plan                                                    8.6

Ampco Savings Plan                                            8.7


Arbitrator                                                    8.2

Asserted Liability                                           11.3.1

Asset Acquisition Statement                                   5.7

Assumed Liabilities                                           1.3

At-Will Employment Contracts                                  1.4

Balance Sheet                                                 3.4

Balance Sheet Date                                            3.4

Benefit Plans                                                 3.12

Buffalo                                                      Preamble

Buyer                                                        Preamble

Buyer IP                                                     Preamble

Cash Portion                                                    2.1

Claims                                                          3.9

Claims Notice                                                  11.3.1

Closing                                                         2.2

Closing Balance Sheet                                           8.2

Code                                                            5.7

Condition of the Division                                       3.2

Contracts                                                       3.8

Disputed Matters                                                8.2

Division                                                   Preliminary
                                                            Statement

Division Business                                               9.1

Effective Time                                                  2.2

Employment Agreement                                            6.3

ERISA                                                           3.12

Governmental Bodies                                             3.6

Indemnifying Party                                             11.3.1

Indemnitee                                                     11.3.1

Laws                                                            3.6

Losses                                                         11.1

Non-Assumed Liabilities                                         1.4

Notice of Disagreement                                          8.2

Orders                                                          3.6

Pension Plan                                                    8.6

Permits                                                         3.7

PL Claims                                                       3.9

Post-Closing Settlement                                         8.3

Principal Premises                                              1.1

Principles                                                      3.4

Purchased Assets                                                1.1

Purchase Price                                                  2.1

Required Consents                                               3.8

Restricted Period                                               9.1.1

Restrictive Covenants                                           9.2

Safety and Environmental Laws                                   3.6

SEC                                                             8.5

Seller                                                       Preamble

Transfer Date                                                   8.6

Transferred Employees                                           8.6

401(k) Plan                                                     8.7

          12.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, telecopied or like transmission (which is confirmed) and on the next business day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):
                (i) if to Buyer and Buyer IP, to:

                    Ampco-Pittsburgh Corporation
                    600 Grant Street, Suite 4600
                    Pittsburgh, Pennsylvania 15219

                    Attention:  President
                    Facsimile:  (412) 456-4404

                    with a copy to:

                    Paul, Weiss, Rifkind, Wharton
                      & Garrison
                    1285 Avenue of the Americas
                    New York, New York  10019-6064

                    Attention:  Judith R. Thoyer, Esq.
                    Facsimile:  (212) 757-3990

                (ii)     if to Seller, to:

                    The Howden Fan Company
                    One Westinghouse Plaza
                    Suite 300
                    Hyde Park, Massachusetts 02136

                    Attention: President
                    Facsimile: (617) 361-3506
                    with a copy to:

                    Robinson & Cole
                    One Commercial Plaza
                    Hartford, Connecticut  06103-3597

                    Attention:  John B. Lynch, Jr., Esq.
                    Facsimile:  (203) 275-8299

          12.3  Entire Agreement.  This Agreement
(including the Exhibits and Schedules) and any collateral agreements contain the entire agreement among the parties and supersede all prior agreements, written or oral, with respect thereto.
          12.4  Waivers and Amendments; Non-Contractual
Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Buyer and Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
          12.5  Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.
          12.6 Binding Effect; No Assignment. This Agree-ment shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This
Agreement is not assignable except by operation of law, except that Buyer may assign its rights hereunder to any of its affiliates.
          12.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.
          12.8 Counterparts. This Agreement may be execu-ted by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          12.9  Exhibits and Schedules.  The Exhibits and
Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.
          12.10 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                         BUFFALO AIR HANDLING COMPANY



                         By
                           Name:   Ernest G. Siddons
                           Title:  Executive Vice President



                         AMPCO-PITTSBURGH SECURITIES III
                           CORPORATION



                         By
                           Name:   Robert A. Paul
                           Title:  President


                         THE HOWDEN FAN COMPANY



                         By
                           Name:  J. E. Dixon
                           Title: Secretary

Exhibits

   A:   Form of Bill of Sale
   B:   Form of Assignment of Intellectual Property
   C:   Form of Instrument of Assumption
   D:   Form of Due Diligence Request Checklist
   E:   Form of Transition Agreement
   F:   Form of Supply Agreement
   G.   Form of Opinion of Counsel to Seller
   H:   Form of Opinion of Counsel to Buyer
   I:   Form of Affidavits of Officers of Division


Schedules

   1.1  Assumed Contracts
   1.3  Assumed Liabilities and Obligations
   3.2  Qualification of Seller
   3.7  Permits
   3.8  Required Consents
   3.9  Claims
   3.10 Operations of the Division
   3.12 Employee Benefit Plans
   4.2  Authority of Buyer
   5.10 Unpaid Debts
   8.2  Accounting Adjustments